SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report
(Date of Earliest Event Reported)
August 19, 2003

SureBeam Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31807	33-0921003
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9276 Scranton Rd., Suite 600
San Diego, CA 92121-1750
(Address of principal executive offices)

(858) 795-6300
(Registrant’s telephone number, including area code)

ITEM 4. CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT
ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURES
EXHIBIT 16.1

ITEM 4. CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

     The Audit Committee of the Board of Directors of SureBeam Corporation (referred to as “SureBeam,” “our,” or “we”) considers and selects our independent auditor. As directed by our Audit Committee, on August 19, 2003, we dismissed Deloitte & Touche LLP (“Deloitte & Touche”) as SureBeam’s independent auditor.

     Deloitte & Touche was engaged as the independent auditor of SureBeam on June 9, 2003, following our dismissal of KPMG LLP (“KPMG”) on June 3, 2003. At the time of its termination, Deloitte & Touche was conducting its review of SureBeam’s financial statements to be included in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2003. This was the first quarterly review that Deloitte & Touche had been engaged to conduct in its capacity as SureBeam’s independent auditor.

     At the time of Deloitte & Touche’s termination, there were no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche, would have caused it to make reference to the subject matter of the disagreements in connection with its report except for the matters discussed in the following two paragraphs.

     On July 29, 2003, Deloitte & Touche notified SureBeam’s Audit Committee that it had concerns about the accounting for certain transactions, and that it would need to significantly expand the scope of its review procedures. Deloitte & Touche specifically identified a transaction between SureBeam and Tech Ion Industrial Brasil, S.A. entered into in 2000 which affects 2000 and subsequent periods, that it believed, absent additional evidence, was not accounted for in accordance with generally accepted accounting principles (“GAAP”). Deloitte & Touche advised the Audit Committee that it would not be able to conclude its review of our financial statements for the quarter ended June 30, 2003 until this and certain other matters described below, were satisfactorily resolved. Subsequently, the documentation and other evidence provided by SureBeam was considered by Deloitte & Touche to be insufficient for the resolution of this issue to its satisfaction.

     Deloitte & Touche also expressed concern as to the appropriateness of utilizing the percentage of completion method for revenue recognition, and, if appropriate, whether the cost to total cost approach for calculating the percentage complete was appropriate under the circumstances. In addition, Deloitte & Touche expressed concern as to the recognition of revenues and profits with respect to our relationship with Texas A&M University. These matters remained unresolved at the time of Deloitte & Touche’s dismissal.

     Deloitte & Touche had various meetings with our Audit Committee and our Board of Directors regarding accounting issues, including the issues described above. SureBeam has authorized Deloitte & Touche to respond fully to the inquiries of SureBeam’s successor auditor, when such is engaged, regarding any and all of our accounting issues.

     The Audit Committee intends to interview potential independent public auditors for the purpose of replacing Deloitte & Touche. The Audit Committee of SureBeam also intends to interview other national accounting firms for the purpose of conducting an independent review of the accounting issues raised by Deloitte & Touche.

     During the year ended December 31, 2001, and the subsequent interim period through April 9, 2002, we had no disagreement with Arthur Andersen LLP (“Arthur Andersen”), which was our auditor until April 9, 2002, on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, which disagreement, if not resolved to Arthur Andersen’s satisfaction, would have caused Arthur Andersen to make reference to the subject matter of such disagreement in connection with its report, and there occurred no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K as promulgated by the SEC.

     Arthur Andersen’s report on our consolidated financial statements for the year ended December 31, 2001, and issued in connection with the financial statements included in the Registration Statement, did not contain an adverse opinion or disclaimer of opinion, nor was that audit report qualified or modified as to uncertainty, audit scope or accounting principles. Arthur Andersen’s report on our consolidated financial statements for the year ended December 31, 2001 was issued on an unqualified basis in conjunction with the publication of our Annual Report to Stockholders and the filing of the 2001 Form 10-K.

     KPMG was engaged as the independent auditor of SureBeam on April 15, 2002, following our dismissal of Arthur Andersen on April 9, 2002. In connection with the audit of the fiscal year ended December 31, 2002, and the subsequent interim period through June 3, 2003, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedures, which disagreements, if not resolved to their satisfaction, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

     The audit report of KPMG on the consolidated financial statements of SureBeam Corporation and subsidiaries for the year ended December 31, 2002, did not contain any adverse opinion or disclaimer of opinion, nor was that audit report qualified or modified as to uncertainty, audit scope or accounting principles.

     SureBeam provided Deloitte & Touche with a copy of the foregoing disclosures. Attached as Exhibit 16.1 is a copy of the response letter from Deloitte & Touche, dated August 26, 2003.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

     (a)  Financial Statements of Business Acquired. Not applicable.

     (b)  Pro Forma Financial Information. Not applicable.

     (c)  Exhibits.

No.	Description

16.1	Letter from Deloitte & Touche LLP to the Securities and Exchange Commission dated August 26, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

SureBeam Corporation

By: /s/ David A. Rane

David A. Rane Executive Vice President and Chief Financial Officer

Date: August 26, 2003